SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Dated July 16, 2010

of

ZALE CORPORATION

A Delaware Corporation

IRS Employer Identification No. 75-0675400

SEC File Number 001-04129

901 West Walnut Hill Lane

Irving, Texas  75038

(972) 580-4000

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Securities Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Securities Act (17 CFR 240.13e-4(c))

Item 1.02       Termination of Material Definitive Agreement.

Two of the Company’s subsidiaries are parties to a Merchant Services Agreement (the “Agreement”) with Citibank (South Dakota), N.A. (“Citibank”), under which Citibank provides private label credit cards.  If the volume of credit card sales pursuant to the Agreement does not meet agreed-upon levels (the shortfall being referred to as a “Minimum Volume Shortfall”), Citibank is entitled to terminate the Agreement on 180 days notice, although the Company may avoid that termination by compensating Citibank for the Minimum Volume Shortfall.

Citibank has given the Company three termination notices under the Minimum Volume Shortfall provisions of the Agreement, the first of which covered the twelve month period ended February 2010 and the two most recent of which covered the months of March, April and May 2010.  Pursuant to the first notice, the Company paid Citibank approximately $5.4 million on June 15, 2010, of which approximately $1.3 million was subsequently refunded based upon a recalculation of the amount due.  Pursuant to the second notice, the Company paid Citibank approximately $1.1 million on July 16, 2010.  On July 19, 2010, the Company received the most recent notice, pursuant to which it is required to pay approximately $335,000 prior to August 18, 2010, in order to avoid termination on January 15, 2011.

In the absence of an earlier termination, whether due to a termination notice in connection with a Minimum Volume Shortfall or otherwise, the Agreement is scheduled to expire in March 2011.  All terminations are subject to the parties’ obligation to continue to perform under the Agreement for up to an additional 365 days in order to facilitate the transition to a new provider of private label credit cards.

The Company and Citibank are continuing negotiations on a non-exclusive basis with respect to a new agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ZALE CORPORATION

By:	/s/ Matthew W. Appel
Matthew W. Appel
Executive Vice President and Chief Financial Officer

Date:  July 22, 2010